Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS PRELIMINARY RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007

Scottsdale, Ariz. (January 17, 2008) — Meritage Homes Corporation (NYSE: MTH) a leading U.S. homebuilder, today reported preliminary fourth quarter and fiscal year results for the periods ended December 31, 2007, and significant progress on its goals to generate positive cash flow and reduce debt.

The Company expects to report approximately $616 million of closing revenue on 2,139 homes closed, and $272 million in net sales on 1,048 homes ordered in the fourth quarter of 2007. These results compared to closing revenue of $819 million on 2,601 homes closed, and $355 million in net sales on 1,202 homes ordered in the fourth quarter of 2006. For the full year 2007, the Company expects to report approximately $2.3 billion of home closing revenue, $1.8 billion in net sales orders, and $670 million ending backlog at December 31, 2007, compared to home closing revenue of $3.4 billion, net sales orders of $2.5 billion, and ending backlog of $1.2 billion for the full year of 2006.

“We were very pleased with the progress we made this quarter on our plans to strengthen our balance sheet and generate positive cash flow,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “We generated significant positive cash flow from operations, which we used to pay down about $152 million of our bank facility during the fourth quarter, to a balance of $82 million. We also made good progress on our objectives to reduce spec inventory, lot supply and overhead expenses, and were in compliance with all of our debt covenants at year-end. Based on current market conditions, we are confident in our abilities to achieve continued progress on these goals in 2008. It is clear that these are extremely difficult times for all homebuilders. Our primary focus is to strengthen our balance sheet by reducing assets and debt, and to maintain the liquidity we will need to manage through this downturn and to take advantage of future opportunities, as homebuilding markets stabilize and eventually improve.”

The Company expects to report approximately $127 million of primarily non-cash pre-tax charges in the fourth quarter 2007 for real estate and joint venture valuation adjustments, and approximately $58 million of goodwill write-offs.  Absent these and similar charges reported earlier in the year, management anticipates reporting that the Company operated profitably for the full year 2007.

The Company plans to release earnings on January 28 after the market closes, and will host a conference call and webcast on January 29, 2007, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2007 results. The conference call will be webcast by B2i and available through the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 800-374-0113 with a passcode of “Meritage.” Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 3:00 p.m. EDT January 29, 2007, through midnight February 29, 2007 on the website noted above, or by dialing 800-642-1687, and referencing passcode 30747642.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S., ranked #580 on the 2007 Fortune 1000 list. Meritage operates in many of the historically dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country for 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s preliminary results for closings, revenue, sales, backlog, potential write-offs related to real estate and joint venture valuations, goodwill and other asset impairments and charges for the fourth quarter 2007, and their expected impact on full year 2007. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company intends to report final results later this month, but makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability;  success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; investments in land and development joint ventures; dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; the ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility; the Company’s lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of the Company’s homes; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; the exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct homes; the Company’s level of indebtedness and the ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended September 30, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #